Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Form S-1 of Qualis Innovations Inc. (the “Company”) of our report dated November 10, 2021, with respect to our audit of the mPathix Health Inc financial statements as of December 31, 2020 and December 31, 2019 and for the year ended December 31, 2020 and period from August 09, 2019 (date of inception) to December 31, 2019. Our report includes an explanatory paragraph about the existence of substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Benjamin & Ko

Santa Ana, CA

November 10, 2021